For Immediate Release

Contact:	Deborah R. Gordon
Vice President, Investor Relations
Hologic, Inc.
(781) 999-7716

HOLOGIC ANNOUNCES FIRST QUARTER
FISCAL 2010 OPERATING RESULTS

Strong Performance - Revenues and Earnings Exceed Guidance

BEDFORD, Mass. (February 1, 2010) - Hologic, Inc. (Hologic or the Company) (NASDAQ: HOLX), a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women, today announced its results for the first quarter ended December 26, 2009.

Highlights of the quarter include:

•	Revenues of $412.4 million.
•	First quarter 2010 net income was $26.1 million, or $0.10 per diluted share, calculated in accordance with U.S. generally accepted accounting principles (GAAP).
•
First quarter 2010 non-GAAP adjusted net income was $74.6 million, or $0.29 per diluted share, and adjusted EBITDA (non-GAAP adjusted earnings before interest, taxes, depreciation and amortization) was $147.2 million. A reconciliation of GAAP to non-GAAP results is included as an attachment to this press release.

•
Term loan to fund the Third Wave Technologies acquisition reduced from an initial balance of $540 million at July 24, 2008 to $119.5 million as of December 26, 2009 and further reduced to $97.0 million as of today.

•	In January 2010, received $70 million from KV Pharmaceutical Company (KV) in connection with an amendment of the original asset purchase agreement relating to the sale of our Gestiva assets.

First quarter fiscal 2010 revenues totaled $412.4 million, a decrease of 3.9% when compared to revenues of $429.2 million in the first quarter of fiscal 2009. The decrease was primarily attributable to the decline in sales of Selenia full field digital mammography systems, as the Company did not realize the full impact of the declining economic environment and the resulting delays and reductions in hospital capital spending until the second quarter of fiscal 2009. Also contributing to this decline was the decline in Skeletal Health product revenues of $5.9 million as compared to the first quarter of fiscal 2009. These declines were partially offset by: (i) growth in Diagnostics and GYN Surgical product sales of $9.4 million, or 4.7%, as compared to the first quarter of fiscal 2009 and (ii) an $11.9 million, or 24.2%, increase in service and other revenues primarily related to the Company’s increased installed base of Selenia full field digital mammography systems.

For the first quarter of fiscal 2010, Hologic reported net income of $26.1 million, or $0.10 per diluted share, compared with net income of $38.2 million, or $0.15 per diluted share, in the first quarter of fiscal 2009. Included in the first quarter of fiscal 2010 and 2009 results were: (i) a charge of $57.1 million and $50.4 million, respectively, attributable to the amortization of intangible assets and (ii) a non-cash interest expense charge of $17.8 million and $16.5 million, respectively, related to the Company’s adoption of a new accounting standard (Accounting Standard Codification 470-20, “Accounting for Convertible Debt Instruments That May Be Settled in Cash upon Conversion (Including Partial Cash Settlement)”) for our Convertible Notes.

The Company’s non-GAAP adjusted net income for the first quarter of fiscal 2010 decreased 7.7% to $74.6 million compared to $80.7 million in the first quarter of fiscal 2009. The Company’s fiscal 2010 and 2009 first quarter non-GAAP adjusted net income primarily excludes the amortization of intangible assets and the non-cash interest expense relating to the adoption of the new accounting guidance, as discussed above.

Non-GAAP adjusted net income, non-GAAP adjusted earnings per diluted share (EPS), and adjusted EBITDA are non-GAAP financial measures. The Company’s definitions of these non-GAAP financial measures, and the reconciliations of these measures to the Company’s comparable GAAP financial measures for the periods presented, are set forth in the supplemental information attached to this press release. When analyzing the Company’s operating performance, investors should not consider these non-GAAP measures as a substitute for the comparable financial measures prepared in accordance with GAAP.

As of December 26, 2009, total backlog for all products was $325.6 million.

“We are pleased with our performance for the first quarter of fiscal 2010,” said Rob Cascella, President and Chief Executive Officer. “Our first quarter order rate for digital mammography signaled early signs of stabilization. I believe uncertainty still exists in the capital equipment market, but I am encouraged by both domestic and international order activity. In addition, we enjoyed solid quarter-over-quarter revenue growth in our Diagnostics and GYN Surgical segments. While we remain cautious in our outlook for the state of our markets, we are focused this year on driving growth in our core businesses through increased customer demand, market awareness, new product launches and international expansion.”

First quarter revenue overview by segment:

•
Breast Health revenues, which include the Company’s mammography, Computer-Aided Detection (CAD), breast biopsy, MammoSite and AEG products, totaled $179.1 million for the first quarter of fiscal 2010 compared to $199.1 million for the same period in fiscal 2009. This decrease was primarily due to fewer Selenia systems sold during the first quarter of fiscal 2010 as compared to the first quarter of fiscal 2009, as well as product mix and configuration differences, which combined, resulted in a reduction in Selenia product revenues. In addition, we had $7.5 million less in revenues in the current quarter as compared to first quarter of fiscal 2009 as a result of our phasing out the supply of digital detectors to an OEM and closing the AEG organic photoconductor drum coatings manufacturing operations in Shanghai. This decrease in revenues was partially offset by an increase in service revenues related to our increased installed base of Selenia full field digital mammography systems and, to a lesser extent, an increase in revenues from our breast biopsy products.

•
Diagnostics revenues, which include the Company’s ThinPrep products, Rapid Fetal Fibronectin test, Cervista tests and other Third Wave products, totaled $140.4 million for the first quarter of fiscal 2010 as compared to $134.6 million for the first quarter of fiscal 2009. This increase was primarily due to an increase in revenues from our Cervista tests, increased revenues from ThinPrep pap tests sold internationally and continued growth in imager adoption. These increases were partially offset by the elimination of $0.8 million of revenues we generated in the first quarter of fiscal 2009 from molecular tests we sold as analyte specific reagents (ASRs) that we no longer market.

•
GYN Surgical revenues, which include the Company’s NovaSure endometrial ablation system and Adiana permanent contraception system, totaled $71.4 million for the first quarter of fiscal 2010 compared to $68.0 million for the first quarter of fiscal 2009. This increase was primarily due to an increase in the number of NovaSure systems sold internationally, as well as limited sales of Adiana devices.

•
Skeletal Health revenues, which include the Company’s osteoporosis assessment and mini C-arm product lines, totaled $21.5 million for the first quarter of fiscal 2010 compared to $27.5 million for the first quarter of fiscal 2009. This decrease was primarily the result of decreased system sales of the osteoporosis assessment product line and, to a lesser extent, the mini C-arm product line, both of which continue to be impacted by the economic environment and ongoing effects of the reimbursement reductions for osteoporosis assessment exams in the U.S.

Amendment of Agreement with KV Pharmaceutical Company:

On January 8, 2010, the Company entered into an amendment (the Amendment) to the existing asset purchase agreement with KV Pharmaceutical Company relating to the Company’s pending sale of substantially all of its assets relating to its Gestiva pharmaceutical. The Gestiva product is a progesterone-based drug treatment for the prevention of pre-term birth in women who are pregnant with a single baby and have spontaneously delivered a single baby pre-term in the past. Upon the execution of this Amendment, KV paid Hologic $70 million in cash. Subject to the terms and conditions of the Amendment, the Gestiva assets will be transferred to KV upon Hologic obtaining FDA approval of the Gestiva product. The Amendment obligates KV to pay an additional $25 million upon FDA approval of the product and an additional $95 million over a nine-month period beginning one year after FDA approval.

Financial Guidance:

The Company’s guidance for fiscal 2010 reflects its current core products and does not reflect any future revenue or earnings from any product currently before the FDA awaiting approval or clearance.

Second Quarter Fiscal 2010 (Quarter ending March 27, 2010):

•
The Company expects second quarter fiscal 2010 revenues to be approximately $410 million to $415 million, comparable with the first quarter of fiscal 2010 and up from $402 million for the second quarter of fiscal 2009.

The three phased-out product lines discussed above contributed $6.5 million in revenues in the second quarter of fiscal 2009.

•	The Company expects EPS to be approximately $0.10 to $0.11 and non-GAAP adjusted EPS to be approximately $0.29.

Fiscal 2010 (Year ending September 25, 2010):

•
The Company has increased it guidance range and now expects fiscal 2010 revenues to be approximately $1.640 billion to $1.665 billion, driven primarily by the higher than expected first quarter results, especially in the Breast Health segment, and an expected stable environment for the remainder of the year.

The three phased-out product lines contributed $21.0 million in revenues in fiscal 2009.

•	The Company expects EPS to be approximately $0.42 to $0.46 and non-GAAP adjusted EPS to be approximately $1.16 to $1.20.

A reconciliation of the Company’s GAAP to non-GAAP fiscal 2010 projections is included as an attachment to this press release.

Hologic may incur expenses or charges or realize income or gains in fiscal 2010 that could cause actual results to vary from the guidance above. In addition, the Company is continuing to monitor the effects of the U.S. and general worldwide economic and regulatory conditions and related uncertainties, including proposed healthcare reform and associated tax proposals, which, along with other uncertainties facing our business, could adversely affect anticipated results.

Conference Call and Webcast:

Hologic’s management will host a conference call on Monday, February 1, 2010, at 5:00 p.m. (EST) to discuss first quarter fiscal 2010 operating results. Interested participants may listen to the call by dialing 877-856-1965 or 719-325-4894 for international callers and referencing access code 4933598 approximately 15 minutes prior to the call. For those unable to participate in the live broadcast, a replay will be available one hour after the call ends through Friday, February 19, 2010, at 888-203-1112 or 719-457-0820 for international callers, access code 4933598. The Company will also provide a live webcast and archive of the call on the investor relations page of the Company’s website at www.hologic.com/investor. A replay of the call will also be archived on this same website. A PowerPoint presentation related to the conference call will be posted after the close of the market on Monday, February 1, 2010 on the investor relations page of the Company’s website.

About Hologic, Inc.:

Hologic, Inc. is a leading developer, manufacturer and supplier of premium diagnostics products, medical imaging systems and surgical products dedicated to serving the healthcare needs of women. Hologic’s core business units are focused on breast health, diagnostics, GYN surgical, and skeletal health. Hologic provides a comprehensive suite of technologies with products for mammography and breast biopsy, radiation treatment for early-stage breast cancer, cervical cancer screening, treatment for menorrhagia, permanent contraception, osteoporosis assessment, preterm birth risk assessment, mini C-arm for extremity imaging and molecular diagnostic products including HPV and reagents for a variety of DNA and RNA analysis applications.

Hologic, Adiana, AEG, Cervista, Gestiva, MammoSite, NovaSure, Rapid fFN, Selenia, ThinPrep and Third Wave and associated logos are trademarks and/or registered trademarks of Hologic, Inc. and/or its subsidiaries in the United States and/or other countries.

Forward-Looking Statement Disclaimer:

This News Release contains forward-looking information that involves risks and uncertainties, including statements regarding the Company’s plans, objectives, expectations and intentions. Such statements include, without limitation, statements regarding: the expected continued market challenges; the Company’s backlog and any implication that the Company’s backlog may be indicative of future sales; the Company’s growth objectives and focus; market trends; and the Company’s outlook and financial and other guidance. These forward-looking statements are based upon assumptions made by the Company as of the date hereof and are subject to known and unknown risks and uncertainties that could cause actual results to differ materially from those anticipated.

The Company’s backlog consists of purchase orders for which delivery is scheduled within the next twelve months, as specified by the customer. In certain circumstances, orders included in backlog may be canceled or rescheduled by customers without significant penalty. Therefore, backlog as of any particular date should not be relied upon as indicative of the Company’s revenues for any future period.

Other risks and uncertainties that could adversely affect the Company’s business and prospects, and otherwise cause actual results to differ materially from those anticipated, include without limitation: U.S. and general worldwide economic conditions and related uncertainties; the Company’s reliance on third-party reimbursement policies to support the sales and market acceptance of its products, including the possible adverse impact of government regulation and changes in the availability and amount of reimbursement; uncertainties regarding proposed healthcare reform and associated tax proposals; changes in guidelines, recommendations and studies published by various organizations that could affect the use of the Company’s products; the Company’s ability to integrate its acquisitions and business combinations effectively; uncertainties inherent in the development of new products and the enhancement of existing products, including FDA approval and/or clearance and other regulatory risks, technical risks, cost overruns and delays; the risk that newly introduced products may contain undetected errors or defects or otherwise not perform as anticipated; manufacturing risks, including the Company’s reliance on a single or limited source of supply for key components, and the need to comply with especially high standards for the manufacture of many of its products; the Company’s ability to predict accurately the demand for its products, and products under development, and to develop strategies to address its markets successfully; the early stage of market development for certain of the Company’s products; the risk of adverse events and product liability claims; risks related to the use and protection of intellectual property; expenses and uncertainties relating to litigation; technical innovations that could render products marketed or under development by the Company obsolete; competition; the risks of conducting business internationally, including the effect of exchange rate fluctuations on those operations; financing risks, including the Company’s obligation to meet financial covenants and payment obligations under the Company’s financing arrangements and leases; and the Company’s ability to attract and retain qualified personnel.

The risks and uncertainties included above are not exhaustive. Other factors that could adversely affect the Company’s business and prospects are described in the Company’s filings with the Securities and Exchange Commission. The Company expressly disclaims any obligation or undertaking to release publicly any updates or revisions to any such statements to reflect any change in the Company’s expectations or any change in events, conditions or circumstances on which any such statement is based.

HOLOGIC, INC.
CONDENSED CONSOLIDATED BALANCE SHEETS
(Unaudited)
(In thousands)

ASSETS

	December 26, 2009	September 26, 2009 (1)

CURRENT ASSETS:
Cash and cash equivalents	$345,042	$293,186
Restricted cash	910	916
Accounts receivable, net	263,226	263,231
Inventories	194,337	182,780
Deferred income tax assets	48,970	52,165
Prepaid expenses and other current assets	26,357	29,238
Total current assets	878,842	821,516

Property and equipment, net	263,679	271,628
Intangible assets, net	2,364,103	2,422,564
Goodwill	2,112,714	2,108,963
Other assets	62,886	59,555
	$5,682,224	$5,684,226

LIABILITIES AND STOCKHOLDERS' EQUITY

	December 26, 2009	September 26, 2009 (1)

CURRENT LIABILITIES:
Current portion of long-term debt	$31,226	$38,373
Accounts payable	48,818	46,589
Accrued expenses	141,934	137,284
Deferred revenue	106,754	97,544
Deferred gain	9,500	9,500
Total current liabilities	338,232	329,290

Long-term debt, net of current portion	90,638	139,955
Convertible debt (principal of $1,725,000)	1,391,733	1,373,923
Deferred income tax liabilities	1,033,718	1,045,183
Deferred service obligations- long term	11,390	11,364
Other long-term liabilities	58,946	58,534
Total long-term liabilities	2,586,425	2,628,959

STOCKHOLDERS' EQUITY:
Common stock	2,585	2,579
Capital in excess of par value	5,187,851	5,182,060
Accumulated deficit	(2,438,162)	(2,464,257)
Accumulated other comprehensive income	6,811	7,028
Treasury stock, at cost	(1,518)	(1,433)
Total stockholders' equity	2,757,567	2,725,977
	$5,682,224	$5,684,226

(1) Adjusted for the retrospective adoption of a new standard under GAAP that changed the accounting for convertible debt instruments with cash settlement features.

HOLOGIC, INC.
CONDENSED CONSOLIDATED STATEMENTS OF OPERATIONS
(Unaudited)
(In thousands, except per share data)

	Three Months Ended

	December 26, 2009	December 27, 2008 (2)

REVENUES	$412,448	$429,233

COSTS AND EXPENSES (1):
Cost of revenues	152,483	161,528
Cost of revenues – amortization of intangible assets	43,520	37,746
Research and development	23,198	23,793
Selling and marketing	64,597	65,002
General and administrative	42,615	34,805
Amortization of intangible assets	13,579	12,638
Restructuring charge	487	-
	340,479	335,512

Income from operations	71,969	93,721

Interest income	185	446
Interest and other expense, net	(31,061)	(37,423)

Income before provision for income taxes	41,093	56,744
Provision for income taxes	14,998	18,586

Net income	$26,095	$38,158

Net income per share:
Basic	$0.10	$0.15
Diluted	$0.10	$0.15

Weighted average number of shares outstanding:
Basic	258,024	256,212
Diluted	260,804	258,433

(1) Stock-based compensation included in costs and expenses during the three months ended December 26, 2009 was $1,029 for cost of revenues, $967 for research and development, $1,387 for selling and marketing and $4,738 for general and administrative. Stock-based compensation included in costs and expenses during the three months ended December 27, 2008 was $644 for cost of revenues, $1,325 for research and development, $1,571 for selling and marketing and $3,930 for general and administrative.

(2) Adjusted for the retrospective adoption of new a standard under GAAP that changed the accounting for convertible debt instruments with cash settlement features.

HOLOGIC, INC.
RECONCILIATION OF GAAP EPS AND NET INCOME TO NON-GAAP ADJUSTED EPS, NET INCOME AND EBITDA
(Unaudited)
(In thousands, except earnings per share)

	Three Months Ended December 26, 2009		Three Months Ended December 27, 2008 (1)

EARNINGS PER SHARE
GAAP earnings per share- Diluted	$0.10		$0.15	(1)
Adjustments to net income (as detailed below)	0.19		0.16
Non-GAAP adjusted earnings per share- Diluted	$0.29	(2)	$0.31	(2)

NET INCOME
GAAP net income	$26,095		$38,158	(1)
Adjustments:
Fair value write-up of acquired Third Wave inventory sold in 2009	-		584
Amortization of intangible assets	57,099		50,384
Non-cash interest expense relating to recently-issued accounting guidance for convertible debt	17,810		16,509
Operating charges relating to the closure of the Company's organic photoconductor drum coatings manufacturing operations in Shanghai	487		-
Income tax effect primarily related to reconciling items	(26,938	)(3)	(24,891	)(4)
Non-GAAP adjusted net income	$74,553		$80,744

EBITDA
Non-GAAP adjusted net income	$74,553		$80,744
Interest expense, not adjusted above	13,809		17,387
Provision for income taxes	41,936		43,477
Depreciation and amortization, not adjusted above	16,892		16,068
Adjusted EBITDA	$147,190		$157,676

EXPLANATORY NOTES:
(1) Adjusted for the retrospective adoption of a new standard under GAAP that changed the accounting for convertible debt instruments with cash settlement features.
(2) Non-GAAP adjusted earnings per share was calculated based on 260,804 and 258,433 weighted average diluted shares outstanding for the three months ended December 26, 2009 and December 27, 2008, respectively.
(3) To reflect an estimated annual effective tax rate of 36.0% on a non-GAAP basis.
(4) To reflect an estimated annual effective tax rate of 35.0% on a non-GAAP basis.

Non-GAAP Financial Guidance:

This press release also includes estimates of future non-GAAP adjusted earnings and earnings per share. A reconciliation of these amounts to expected GAAP results is presented below:

	Three Months Ended				Diluted Earnings	Twelve Months Ended				Diluted Earnings
	March 27, 2010		Shares		per Share	September 25, 2010		Shares		per Share

(In thousands, except per share amounts)
Projected GAAP Net Income	$26,500 - $28,500		261,000		$0.10 - $0.11	$110,000 - $120,000		261,000		$0.42 -$0.46

Adjustments:
Cost of revenues - amortization of intangible assets	44,000	(1)				174,000	(1)
Amortization of intangible assets	13,000	(1)				54,000	(1)
Non-cash interest expense relating to recently-issued accounting guidance for convertible debt	18,000	(2)				73,000	(2)
Income tax effect of reconciling items	(27,000	)(3)				(108,000	)(3)

Projected Non-GAAP Net Income	$74,500 - $76,500		261,000	(4)	$0.29	$303,000 - $313,000		261,000	(4)	$1.16 - $1.20

Explanatory Notes (in thousands):

(1) To exclude the anticipated on-going, non-cash amortization of the intangible assets.
(2) To exclude the anticipated additional non-cash interest expense relating to the recently-issued accounting guidance for convertible debt.
(3) To reflect an estimated annual effective tax rate of 36% for the second quarter and full year of fiscal 2010 on a non-GAAP basis.
(4) To reflect estimated diluted weighted average shares outstanding of 261,000 for the second quarter and full year of fiscal 2010.

Use of Non-GAAP Financial Measures:

The Company has presented the following non-GAAP financial measures in this press release: adjusted net income; adjusted EPS; and adjusted EBITDA. The Company defines its non-GAAP adjusted net income to exclude the non-cash amortization of intangible assets and impairment of goodwill and intangible assets, other acquisition-related charges, such as charges associated with the write-off of acquired in-process research and development and the write-up of acquired inventory to fair value, non-cash charges resulting from changes in GAAP, and other one-time, nonrecurring, unusual or unanticipated charges, expenses or gains. As set forth in the applicable reconciliation tables above, non-GAAP adjusted net income and non-GAAP adjusted EPS for the periods presented exclude the following items from GAAP net income and EPS: (i) non-cash expenses associated with the Company’s recent acquisitions, including amortization of intangible assets; (ii) non-cash interest expense resulting from the Company’s adoption of a new standard under GAAP that changed the accounting for convertible debt instruments with cash settlement features; (iii) the increase in cost of revenues resulting from the write-up of acquired inventory sold during the applicable period; and (iv) restructuring charges. The Company’s non-GAAP adjusted EBITDA excludes from its GAAP net income: (i) the items excluded in its calculation of adjusted net income; (ii) interest expense, net; (iii) provision for income taxes; and (iv) depreciation and amortization expense not otherwise excluded in calculating its non-GAAP adjusted net income.

The Company believes the use of non-GAAP adjusted net income and non-GAAP EPS are useful to investors in comparing the results of operations in fiscal 2010 to the comparable period in fiscal 2009 by eliminating certain of the more significant effects of the acquisitions that took place and non-cash charges resulting from changes in GAAP. These measures also reflect how the Company manages the business internally and sets operational goals, and forms the basis of certain of its management incentive programs. In addition to the adjustments set forth in the calculation of the Company’s non-GAAP adjusted net income, its non-GAAP adjusted EBITDA eliminates the effects of financing, income taxes and the accounting effects of capital spending. As with the items eliminated in its calculation of non-GAAP adjusted net income, these items may vary for different companies for reasons unrelated to the overall operating performance of a company’s business. The items excluded from the Company’s calculation of its non-GAAP adjusted EBITDA presented herein are also excluded in the calculation of its non-GAAP adjusted EBITDA under its senior secured borrowing arrangements and used by the Company and its lenders in determining its compliance with its financial covenants under those arrangements. When analyzing the Company’s operating performance, investors should not consider these non-GAAP financial measures as a substitute for net income or EPS prepared in accordance with GAAP.